Exhibit 99.2

Third Quarter 2003 Results—Supplemental Information

A)	Oilfield Services

Q1)	What is the general activity outlook for the Areas?

North America (NAM)

North America activity is expected to remain flat mainly due to slower-than-expected rise in drilling activity in the Gulf of Mexico. Although US gas storage has filled at an accelerated rate, gas prices are expected to remain high into 2004, which will also be dependent upon the impact of the winter season withdrawals. In Canada, although activity is expected to remain strong in the West, the East coast will have lower activity.

Latin America (LAM)

Latin America activity growth should continue to be driven by the continuation of large field development programs in Mexico. The rest of the Area is expected to remain flat as Venezuela already reached its pre-strike levels and southern parts of the region remain uncertain.

Europe/CIS/West Africa (ECA)

The UK sector of the North Sea will be hard hit due to the weather slowdown, with the rig count showing real weakness in comparison to last year. Western and Southern Africa will be slow following record activity since the beginning of the year. The outlook in Continental Europe will be soft with customers shutting down for the winter months.

The activity outlook in Nigeria for next year will be largely dependant on the results of the tendering round currently on-going. The Northern area of the Western Delta in Nigeria has remained off limits.

Middle East & Asia (MEA)

Despite political concerns in the region, activity grew slightly in Middle East since the beginning of the year. In spite of a modest slowdown expected in the last quarter, and in the absence of further socio-political unrest and regional tension in the Gulf and/or Asia, activity levels will remain stable until the global economic environment improves the outlook for energy demand.

Q2)	Could you describe Schlumberger’s asset capacity and utilization in North America?

Schlumberger continuously seeks to match fleet capacity to market needs through the transfer of equipment both domestically and internationally while maintaining strict capital discipline. We are currently at near optimum asset utilization in most regions in North America.

Q3)	Could you describe the pricing environment in North America?

Despite our efforts to adjust excess supply in North America, the overall market is still in a state of overcapacity and pricing pressure is likely to remain despite some regional bright spots.

Q4)	What was Oilfield Services after-tax Return on Sales (ROS) for the quarter?

Oilfield Services after-tax ROS in the third quarter 2003 was 14%.

B)	WesternGeco

Q5)	What is the outlook for seismic activity?

Overall activity levels are significantly down when compared to 2002. Exploration activity has not recovered meaningfully since the 1999 downturn because the industry still has a backlog of prospects to drill. That is why we think the market for traditional seismic will remain distressed in the near term. However, we remain optimistic about the growth in prospects for Q-seismic.

Q6)	How is the seismic acquisition pricing environment?

Seismic pricing is soft overall, particularly in Marine where there is an oversupply of vessels shooting proprietary surveys. The industry vessel count is flat to marginally up, however, there is an oversupply of vessels competing for 3rd party projects due to general industry reduction of vessel capacity allocated to multiclient projects.

Q7)	Does WesternGeco plan to take more capacity out of the market?

WesternGeco has taken steps to correct oversupply. We remain committed to adjusting to market conditions and will finalize our core capacity structure accordingly.

Q8)	What is the current size of the WesternGeco multiclient library?

The net book value of the multiclient library as of September 30, 2003 was $539 million. The amount capitalized during the third quarter was $35 million, primarily in North America.

Q9)	What were multiclient sales in the quarter and what was the cost of sales?

Multiclient revenues were $45 million during the third quarter (down from $87 million in the second quarter 2003, and $100 million in the third quarter 2002).

Cost of sales, including amortization expenses, in the third quarter was $75 million, compared to $87 million in the second quarter.

Q10)	How does Schlumberger capitalize and amortize multiclient surveys?

Schlumberger capitalizes the cost of obtaining multiclient surveys. Such costs are charged to Cost of goods sold and services based on a percentage of estimated total revenue that Schlumberger expects to receive from multiclient survey licenses sales. The value of the multiclient portfolio is periodically reviewed and adjustments to the value are made if individual surveys with NBV are identified as unlikely to generate future material sales.

Note: A general statement on multiclient survey amortization can be found at www.slb.com/ir

Q11)	What is the guidance on multiclient surveys capitalization for full years 2003 and 2004?

2003: $160 million

2004: $50 million

C)	SchlumbergerSema—Others

Q12)	What is the general outlook in IT Services for the fourth quarter of 2003?

We do not expect a material rebound in demand for IT consulting and systems integration services to emerge prior to the second half of 2004. For the remainder of 2003, we expect a seasonal market improvement and some marginal impact from end-of-year budgetary spending.

Activity in the Public Sector is likely to remain relatively firm for the remainder of the year. Pricing pressure is expected to remain intense particularly in markets facing overcapacity, such as France and Germany.

Q13)	What is the outlook for Cards?

The demand for smart cards is likely to maintain its upward trend, especially in banking cards in Europe and mobile communications and IT security cards worldwide.

D)	Schlumberger Limited

Q14)	What was the third quarter effective tax rate and what is the ETR guidance for the full year 2003?

The third quarter effective tax rate from continuing operations before charges and credits was 21% compared to 22% in the previous quarter, and 26% last year. We expect the full year 2003 effective tax rate from continuing operations before charges and credits to be in the mid-twenties range.

Note: As previously mentioned, including the $86 million charge for the European debt retirement, the tax rate in the third quarter was 30%.

Q15)	Why did Net Debt† decrease during the quarter?

Net debt of $4.87 billion at September 30 decreased $291 million in the quarter, after the quarterly dividend payment of $109 million, due to strong cash flow from operations and $220 million from the sale of NPTest offset by the $168 million debt extinguishment costs and a contribution to our US pension fund of $53 million.

†(Net debt is gross debt less cash, short term investments as well as fixed income investments held to maturity. In past quarters we referred to ‘liquidity’ that was defined as the reverse; cash, short-term investments and fixed income investments held to maturity, less debt.)

Q16)	Interest income and expense changes?

Interest income of $11 million decreased $2.1 million sequentially and $6.2 million compared to same quarter last year. Average return decreased to 1.6% this quarter from 2.4% last quarter and 3.5% last year. Average investment balance of $2.6 billion was up $475 million sequentially and $737 million compared to the same quarter last year due to the convertible debenture offering.

Interest expense of $76 million decreased $16.4 million sequentially and $22.3 million from the same quarter last year. Average borrowing rates of 3.9% decreased from 4.8% last quarter and 4.9% last year. Average debt balance of $7.5 billion increased $33 million sequentially, and decreased $257 million compared to the same quarter last year due to the convertible debenture offering.

Q17)	What is the status of the divestiture program as announced in March of this year?

NPTest and Verification Systems divestitures have been completed and are accounted for as discontinued operations.

In July, Schlumberger entered into an agreement to sell Electricity Meters activity to Itron for an all-cash amount of $255 million. The deal is forecast to be completed beginning of 2004 depending upon the successful completion of the Hart-Scott-Rodino review process.

In September, Schlumberger entered into an agreement to sell the majority of the SchlumbergerSema businesses to Atos. The consideration for the transaction will consist of €400 million in cash and 19.3 million shares of common stock of Atos. The closing of the transaction is expected to be January 2004.

In October, Schlumberger entered into an agreement to sell e-City to Apax Partners for a cash amount of approximately $80 million. The transaction should be completed in the fourth quarter.

Q18)	What is the net debt level after completion of the divestiture program?

Upon completion of the already-announced transactions described in Question 17, Schlumberger will receive the following cash proceeds: $335 million and €400 million. This represents an estimated total cash of $800 million as of October 17 (using a Euro/US$ exchange rate of 1.16). The cash proceeds will be used towards de-leveraging the balance sheet.

The remaining activities that have been identified for future divestiture, either through a sale or IPO, are Axalto (Cards and Point-of-sale Terminals), Business Continuity, Infodata and Telecom Software Products. Active exit negotiations are currently undergoing for each one of these activities.

Q19)	What is the difference between OFS pretax income and the sum of the business Areas?

The difference of approximately $5 million comes from Oilfield Services headquarters projects and costs plus Oilfield Services consolidation eliminations.

Q20)	What is the difference between the SchlumbergerSema pretax income and the sum of the business Areas?

The difference of about $9 million is due to SchlumbergerSema headquarters’ costs that are not allocated to the Areas and the results of Telecom Products.

Q21)	What is the difference between Schlumberger pretax income and the pretax income of the business segments, including income from ‘Other’ activities?

Major items include corporate headquarters expenses, interest expense and income, interest on post-retirement benefits, amortization of identifiable intangibles and currency exchange gains and losses, debt extinguishment costs, and employee stock purchase and award plans cost of $7 million.

Q22)	What is the current position on funding the company pension plans?

The material defined benefit plans include plans in the USA and the United Kingdom. Each of these plans is under-funded on an actuarial basis as a result of lower interest rates and poor financial market performance. The company will increase its funding of the plans over the next few years unless there is a meaningful recovery in the markets and/or interest rates rise.

In accordance with FASB #87, the company has recorded a cumulative increase in the pension liability of $255 million at September 30, 2003, compared to $278 million at June 30, 2003. At quarter’s end the total pension liability was equal to the minimum liability. The offset has been recorded in Other Comprehensive Income. The minimum liability represents the difference between the Accumulated Benefit Obligation (present value of benefits earned to date) and the plan assets plus the balance sheet accrual at September 30, 2003.

Q23)	What is the present guidance on full year 2003?

Total capex: $1.0 billion

SchlumbergerSema capex: $150 million

Depreciation and amortization excluding multiclient: $1.3 billion

Q24)	What was Schlumberger’s annualized ROCE† run-rate for the quarter?

Annualized ROCE in the third quarter 2003 was 10.2% compared to 9.9% in the second quarter. The increase in the quarter reflected a mix of higher income and lower capital employed.

† ROCE is computed as [Net Income from continuing operations excluding charges + Minority Interest + Interest Expense—Interest Income—Tax benefit on interest expense] divided by [Shareholders’ Equity + Net Debt + Minority Interest].

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This question and answer document, the third quarter 2003 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook, economic recovery, expected capex, multi-client business and depreciation and amortization expenditures, the funding of pension plans and related pension expense, the likelihood of and benefits to be derived from divestitures, conditions in the oilfield service business, including activity levels during 2003 and beyond, production increases in non-OPEC areas, issues affecting the seismic industry, including sales pertaining to Q technology, continued deepwater drilling activity, benefits from contract awards, future results of operations, pricing, future effective tax rates, general outlook in IT solutions and expectations regarding the sale of SchlumbergerSema. These statements involve risks and uncertainties, including, but not limited to, the extent and timing of a rebound in the global economy, changes in exploration and production spending by major oil companies, including our expectations for gas drilling activities in NAM; recovery of activity levels, improved pricing and realization of cost reduction and cost savings targets associated with the seismic business, Q seismic technology contracts; general economic and business conditions in key regions of the world, including Argentina and political and economic uncertainty in

Venezuela, Nigeria and further socio-political unrest in the Persian Gulf and/or Asia; the completion of the sale of the majority of the SchlumbergerSema businesses, and our ability to complete and benefits to be derived from other announced divestitures; our ability to achieve growth objectives in IT solutions to upstream E & P business; a rebound in the IT environment and an increase in IT spending; the extent and timing of a recovery in the telecommunications industry; continued growth in the demand for smart cards and related products ; Schlumberger’s ability to meet its identified liquidity projections, including the generation of sufficient cash flow from oilfield operating results and the successful completion of certain business divestitures, potential contributions to pension plans and other factors detailed in our third quarter 2003 earnings release, our most recent Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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